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                                    EXHIBIT B

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Startech Environmental Corporation or any subsequent acquisitions or dispositions of equity securities of Startech Environmental Corporation by any of the undersigned.

Dated: April 7, 2005

                                 ARTHUR STEINBERG, as Receiver of Northshore
                                 Asset Management, LLC, and such of their affiliates and subsidiaries to the extent contemplated by the Order dated February 16, 2005 entered in the Receivership case pending in the United States District Court for the Southern District of New York

                                 By: /s/  Arthur Steinberg
                                     -------------------------------------
                                     Name:  Arthur Steinberg
                                     Title:  Receiver